Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

FOR RELEASE – August 24, 2012 – 7:00 am (EST)

AETI Announces CFO Departure

HOUSTON, August 24, 2012—American Electric Technologies, Inc. (NASDAQ: AETI), a leading global supplier of power delivery solutions for the energy industry, today announced that Frances Powell Hawes, AETI’s Chief Financial Officer, has resigned from the Company to pursue other opportunities. Ms. Hawes last day of employment will be September 7, 2012.

Charles Dauber, AETI President and Chief Executive Officer stated, “We appreciate Frances’ efforts in her time here and wish her well.”

Preng and Associates, a leading global executive search firm specializing in the energy and natural resources industries with offices in Houston and London, has been retained to conduct the search for a new Chief Financial Officer.

“I am confident that we will quickly find the best candidate to support our global growth initiatives” said Mr. Dauber.

American Electric Technologies, Inc. (NASDAQ:AETI) is a leading global provider of power delivery solutions to the energy industry. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Florida and Bay St. Louis, Mississippi. In addition, AETI has minority interests in three joint ventures in Xian, China, Singapore and Macae, Brazil. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning anticipated future demand for our products, international expansion, and other future plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 30, 2012. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

###

Media Contacts:

Ward Creative Communications for American Electric Technologies, Inc. Molly LeCronier

mlecronier@wardcc.com

713-869-0707

Investor Contacts:

American Electric Technologies, Inc. Charles Dauber

713-644-8182

investorrelations@aeti.com